Exhibit 99.7

SPECIAL MEETING OF STOCKHOLDERS OF WORLDPAY, INC.

RESERVATION REQUEST FORM

If you plan to attend the Special Meeting of Stockholders of Worldpay, Inc., please complete the following information and return to Jared M. Warner, General Counsel and Corporate Secretary, Worldpay, Inc., 8500 Governors Hill Drive, Symmes Township, Ohio 45249.

Your name and address:

Number of shares of Worldpay Class A common stock you hold:
If the shares listed above are not registered in your name, identify the name of the registered stockholder below and include evidence that you beneficially own the shares.
Registered stockholder:
(name of your bank, broker or other nominee)

THIS IS NOT A PROXY CARD